UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 20, 2005

ENTRUST, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-24733	62-1670648
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Hanover Park, Suite 800 16633 Dallas Parkway Addison, Texas	75001
(Address of Principal Executive Office)	(Zip Code)

972-713-5800

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

The response to Item 5.02 is incorporated herein by reference.

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

The response to Item 5.02 is incorporated herein by reference.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On May 20, 2005, Entrust, Inc. (the “Company”) and James N. Contardi entered into a Separation and Release Agreement (the “Separation Agreement”) pursuant to which Mr. Contardi resigned as the Company’s Senior Vice President, World-wide Sales for personal reasons. Mr. Contardi’s resignation is effective as of May 20, 2005.

Pursuant to the Separation Agreement, Mr. Contardi will be paid his current monthly salary amount pursuant to the Company’s normal payroll schedule until May 19, 2006, and will continue his current medical and insurance benefits through May 19, 2006. In addition, the Separation Agreement provides that Mr. Contardi is subject to certain confidentiality, non-competition, and non-solicitation obligations. As of May 20, 2005, Mr. Contardi’s current stock options will continue to vest pursuant to the terms of controlling stock option plans for a period of one year. Mr. Contardi’s common stock of Entrust, Inc. granted under the Amended and Restated 1996 Stock Incentive Plan, as amended, shall cease vesting on May 20, 2005, and any unvested common stock shall be forfeited as of May 20, 2005. Mr. Contardi waived and released the Company and its affiliates from any and all claims of any kind whatsoever. The Company agreed to release Mr. Contardi from any and all claims which arise out of actions taken in good faith by Mr. Contardi while serving as Senior Vice President, World-wide Sales.

Effective as of May 20, 2005, the Executive Severance Agreement, dated October 15, 2004, between the Company and Mr. Contardi is terminated.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTRUST, INC.

Date: May 20, 2005	By:	/s/ David J. Wagner
David J. Wagner Senior Vice President, Finance and Chief Financial Officer